================================================================================



                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                            -------------------------

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING
                            -------------------------

                                                  Commission File Number 1-14036


(Check One): [ ]Form 10-K [ ]Form 20-F [X]Form 11-K [ ]Form 10-Q [ ]  Form 10-D
 [ ]Form N-SAR [ ]Form N-CSR

For period ended:  December 31, 2005

[ ]         Transition Report on Form 10-K

[ ]         Transition Report on Form 20-F

[ ]         Transition Report on Form 11-K

[ ]         Transition Report on Form 10-Q

[ ]         Transition Report on Form N-SAR

For the transition period ended:
                                ------------------------------------------------




                   Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

                                     PART I
                             REGISTRANT INFORMATION


         DST Systems, Inc. 401(k) Profit Sharing Plan
--------------------------------------------------------------------------------
Full Name of Registrant


--------------------------------------------------------------------------------
Former Name if Applicable

         333 West 11th Street
--------------------------------------------------------------------------------
Address of Principal Executive Office (Street and Number)

         Kansas City, Missouri 64105
--------------------------------------------------------------------------------
City, State and Zip Code

                                     PART II
                             RULE 12b-25(b) AND (c)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

           |   (a)  The reasons  described in  reasonable  detail in Part III of
           |        this  form  could  not be  eliminated  without  unreasonable
           |       effort or expense;
           |
      [X]  |   (b)  The subject  annual  report on Form 11-K will be filed on or
           |        before the fifteenth  calendar day following the  prescribed
           |        due date; and
           |
           |   (c)  The accountant's statement or other exhibit required by Rule
           |        12b-25(c) has been attached if applicable.

                                    PART III
                                    NARRATIVE

     The Plan requires additional time to complete the financial statements included in the report, because, in finalizing the 2005 financial statements, the Plan recognized the need to evaluate the accounting for securities lending arrangements and whether modifications are necessary to the 2004 Plan financial statements. The Plan fully intends to file the Form 11-K for the year ended December 31, 2005 within the time mandated by Rule 12b-25.

                                 PART IV OTHER
                                  INFORMATION

     (1) Name and telephone number of person to contact in regard to this notification.

         Marc Salle                        816                   460-2555
---------------------------------    ---------------    ------------------------

     (2) Have all other periodic reports required under Section 13 or 15(d) or the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                                  [X]Yes  [ ] No

     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                                  [ ]Yes  [X] No


         DST Systems, Inc. 401(k) Profit Sharing Plan
--------------------------------------------------------------------------------
(Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date:     June 29, 2006            By:   /s/ Kenneth V. Hager
      -----------------------         ------------------------------------------
                                         Vice President, Chief Financial Officer
                                         and Treasurer